Exhibit 10.5
SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS
I. RECITALS
     A. This Agreement, which is effective upon the Effective Date, is by and between Advanced Energy Industries, Inc. (“AEI”) and Lawrence D. Firestone (“Executive”) (collectively referred to as the “Parties”).
     B. Executive has been employed by Advanced Energy Industries, Inc. full time as Chief Financial Officer.
     C. The Parties desire to terminate Executive’s employment with AEI in an amicable way and to settle any disputes, known and unknown, in accordance with the terms and conditions set forth in this Agreement.
     D. Executive’s employment with AEI shall be terminated effective August 10, 2010 (“Termination Date”).
     E. Executive may accept the offer of severance pay set forth in this Agreement in exchange for the releases of claims set forth below and in exchange for Executive’s agreement to be bound by the other terms and conditions set forth in this Agreement.
     In consideration of the promises contained in this Agreement, the Parties to this Agreement agree as follows:
II. DEFINITIONS
     The following definitions shall be applicable for the purposes of only this Agreement:
     A. “Agreement” means this Separation Agreement And Release Of All Claims.
     B. “AEI” means Advanced Energy Industries, Inc. and any predecessor or current or former parent, subsidiary or affiliated company of any of them, or successor of any of them, or benefit plan maintained by any of them, and the current and former directors, officers, employees, shareholders and agents of any or all of them, unless otherwise specifically stated in this Agreement.
     C. “Claims” means any debt, obligation, demand, cause of action, claim for relief, judgment, controversy or claim of any kind whatsoever between Executive and AEI, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination, retaliation, claim for attorneys’ fees or costs, or any other legal theory; including claims under Title VII of the Civil Rights Act of 1964, as amended; claims under the Civil Rights Act of 1991; claims under the Age Discrimination in Employment Act of 1967, as amended; claims under 42 U.S.C. § 1981, § 1981a, §

Advanced Energy Industries, Inc. and Executive

1983, § 1985, or § 1988; claims under the Americans with Disabilities Act of 1990, as amended; claims under the Rehabilitation Act of 1973, as amended; claims under the Fair Labor Standards Act of 1938, as amended; claims under the Employee Retirement Income Security Act of 1974, as amended; claims under the Family Medical Leave Act of 1993, as amended; claims under the Sarbanes-Oxley Act; claims under the Colorado Wage Claim Act; and claims under any other applicable federal, state or local statute, regulation, ordinance or common law principle, excluding, however, claims that cannot be released by private agreement as a matter of law.
     D. “Effective Date” means the first date upon which all of the following have occurred: (1) Executive has executed this Agreement, (2) the Agreement has been received by Thomas McGimpsey located at 1625 Sharp Point Drive, Fort Collins CO 80525, (3) an authorized representative of AEI has executed the Agreement, and (4) the revocation period set forth in Paragraph III.F. has expired.
III. COVENANTS
     A. Consideration To Executive. Advanced Energy Industries, Inc. shall provide to Executive the consideration described in Addendum A.
     B. Release Of Claims By Executive. Executive, as a free and voluntary act, forever releases, discharges and covenants not to sue AEI for any and all Claims, known and unknown, by reason of any matter, cause or thing whatsoever which may have occurred prior to Executive’s execution of this Agreement, including but not limited to Claims arising out of Executive’s employment with AEI, the termination of that employment, or any other interaction between Executive and AEI.
     C. Release Applies To Representative Actions. The above release applies to any Claims brought by any person or agency on behalf of Executive, or any class or representative action pursuant to which Executive may have any right or benefit. Executive covenants and agrees not to participate in any class or representative action that may include or encompass any of the released Claims. Executive promises not to accept any recoveries or benefits which may be obtained on Executive’s behalf by any other person or agency or in any class or representative action that may include or encompass any of the released Claims, and Executive assigns any such recovery or benefit to Advanced Energy Industries, Inc.
     D. Matters Not Released. Notwithstanding anything stated anywhere else in this Agreement, Executive does not release any claims for workers’ compensation benefits, unemployment compensation, claims for vested pension benefits, or any claims that cannot be released by private agreement as a matter of law.
     E. Waiver Of Right To Seek Individual Relief. Executive represents, as a material term of this Agreement, that there are no charges or disputes pending before any governmental agency or forum for which approval by the agency or forum is

Advanced Energy Industries, Inc. and Executive

required for dismissal. Executive further waives the right to individual relief in connection with any charges filed or to be filed before or otherwise investigated by any governmental agency regarding any conduct that occurred on or prior to Executive’s execution of this Agreement.
     F. Compliance With Older Workers Benefit Protection Act. Executive acknowledges that he is not entitled to the consideration being provided to him under this Agreement unless Executive enters into this Agreement, including the releases of Claims contained in this Agreement. Executive acknowledges that he is waiving claims under the Age Discrimination in Employment Act, as amended, that arose on or prior to his execution of this Agreement. Executive also acknowledges that he is being given twenty-one (21) days to consider this Agreement, and that he has carefully read and understands all of the provisions of this Agreement. Executive is hereby advised in writing to consult with an attorney prior to signing this Agreement. Executive acknowledges that his decision to execute this Agreement is knowing and voluntary. Executive has the right to revoke this Agreement within seven (7) days of signing this Agreement by sending a letter by certified mail indicating his intention to revoke to Thomas McGimpsey located at 1625 Sharp Point Drive, Fort Collins CO 80525. The waiver of claims under the Age Discrimination in Employment Act, as amended, shall not become effective until the expiration of the revocation period set forth above.
     G. Confidentiality Of Agreement.
     Executive agrees to the following provisions regarding confidentiality of this Agreement:
     (1) Except as otherwise specifically provided in this Agreement, Executive will not disclose (in whole or in part) any of the terms or provisions of this Agreement (including but not limited to the fact or the amount of the payment) or characterize any of the terms and provisions of this Agreement, or disclose any of the negotiations leading to the making of this Agreement to any other person or entity other than Executive’s spouse, tax accountant, attorney, or taxing authority. Executive represents and warrants that he has not made any disclosure of any of the terms or provisions of this Agreement or any of the negotiations leading to the making of this Agreement to any other person or entity, except to his attorney.
     (2) If Executive breaches this provision, Executive shall be liable to Advanced Energy Industries, Inc. for the sum of Fifty Thousand Dollars ($50,000.00) per breach as liquidated damages. The parties agree that the exact harm to AEI by virtue of any breach of the confidentiality provisions of this Agreement would be impossible to calculate, and that liquidated damages are appropriate.
     (3) It shall not be a breach of this Agreement for Executive to disclose the terms and provisions of this Agreement in response to any lawful court order or subpoena, provided Executive first gives AEI as much notice as is possible of the

Advanced Energy Industries, Inc. and Executive

existence of the subpoena or court order so that AEI can object to the court order or subpoena.
     (4) Executive agrees that he will not solicit nor provoke any inquiry concerning the terms and provisions of this Agreement. Nothing in this Agreement, however, shall limit Executive’s right to contact any governmental agency or authority regarding any issues concerning AEI’s business.
     H. Agreement Not To Compete. Executive acknowledges and agrees that the Key Employee Agreement to Protect Confidential Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation (“Key Employee Agreement”) executed by Executive on May 19, 2006 is not superseded or modified by this Agreement.
     I. Revocation Of Prior Agreements. All prior agreements entered into by the Parties, with the exception of the Agreements referenced in Section III.H. above, are revoked upon the effective date of this Agreement. This revocation includes the Executive Change In Control Agreement executed on March 29, 2008 and the Executive Change In Control Severance Agreement executed on November 28, 2006.
     J. No Disparagement. Executive agrees not to disparage AEI, its officers, its directors, its products, or its services.
     K. Press Release. AEI agrees to issue a press release stating that AEI appreciates the work that Executive has performed on its behalf and wishes him well in his future endeavors.
     L. Executive’s Resignation And Agreement Not To Seek Reemployment. As a free and voluntary act, Executive agrees to resign from AEI effective on the Termination Date. Unless otherwise agreed to in writing by AEI, Executive further agrees never to seek direct or indirect employment or consulting or contracting employment with AEI at any time after the execution of this Agreement. If the above provision is breached by Executive, his application will be rejected without any resulting liability for AEI. In the event Executive is employed as an employee, consultant, independent contractor, or otherwise, in contravention of the terms of paragraph III.L. of this Agreement, Executive shall be subject to summary dismissal or discharge without any resulting liability for AEI. This provision shall not apply in the event Executive is working for an entity that is acquired by Advanced Energy Industries, Inc. subsequent to Advanced Energy Industries, Inc.’s execution of this Agreement.
     M. Executive’s Agreement To Resign From All Executive Positions. As a free and voluntary act, Executive agrees to resign from all officer and director positions he holds at Advanced Energy Industries, Inc. and its affiliates.

Advanced Energy Industries, Inc. and Executive

     N. Prior Agreements. Executive and AEI entered into a Key Employee Agreement To Protect Confidential Information, Assign Inventions, and Prevent Unfair Competition And Unfair Solicitation (“Key Employee Agreement”) at the inception of Executive’s employment with AEI and in consideration of Executive’s new employment with AEI. Executive and AEI entered into an Executive Change In Control Severance Agreement with an effective date as of November 28, 2006. The parties agree, as a material term of this Agreement, that they did not intend for the Executive Change In Control Severance Agreement to modify or supersede the Key Employee Agreement, or any term or provision of the Key Employee Agreement, and that it did not in fact modify or supersede the Key Employee Agreement, or any term or provision of the Key Employee Agreement. The parties to this Agreement further agree, as a material term of this Agreement, that the Executive Change In Control Severance Agreement was and is null and void, and never had any legal effect. The parties each specifically waive the right to assert that the Executive Change In Control Severance Agreement modified or superseded any term or provision of the Key Employee Agreement. Executive and AEI entered into an Executive Change In Control Agreement effective as of March 29, 2008. The parties agree, as a material term of this Agreement, that they did not intend for the Executive Change In Control Agreement to modify or supersede the Key Employee Agreement, or any term or provision of the Key Employee Agreement, and that it did not in fact modify or supersede the Key Employee Agreement, or any term or provision of the Key Employee Agreement. The parties to this Agreement further agree, as a material term of this Agreement, that the Executive Change In Control Agreement was and is null and void, and never had any legal effect. The parties each specifically waive the right to assert that the Executive Change In Control Agreement modified or superseded any term or provision of the Key Employee Agreement.
     O. Additional Agreements. Executive agrees to sign the Addendum to this Agreement as well as the Restrictive Covenant Agreement. This Agreement, the Addendum to this Agreement, and the Restrictive Covenant Agreement shall not be enforceable until all three agreements have been executed and the revocation period set forth in section III.F. of this Agreement has expired.
IV. ADDITIONAL PROVISIONS
     A. Voluntary Agreement. Executive acknowledges that he is only entitled to the consideration specified in this Agreement as the result of his execution of this Agreement and that Executive’s execution of the Agreement is knowing and voluntary.
     B. Severability. In case any one or more of the provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired. Further, any provision found to be invalid, illegal or unenforceable shall be deemed, without further action on the

Advanced Energy Industries, Inc. and Executive

part of the parties to this Agreement, to be modified, amended and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable.
     C. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, and may be amended, modified or superseded only by a written agreement signed by each Party directly affected by the amendment. No prior, contemporaneous or future oral statements shall modify or otherwise affect the terms and provisions of this Agreement.
     D. Choice Of Law. This Agreement shall be construed in accordance with the substantive laws of the state of Colorado without regard to its conflict of laws principles.
     E. No Admission Of Liability. AEI denies that AEI took any improper action against Executive or that it violated any federal, state, or local law or common law principle in its treatment or compensation of him. This Agreement shall not be admissible in any proceeding as evidence of any improper conduct by AEI.
     F. Assignment. Neither party may assign its rights or obligations under this Agreement to any other party without the prior written consent of the other party to this Agreement. As an exception to this provision, AEI may assign this Agreement to an affiliated entity or a successor (which includes a purchaser of more than 50% of Advanced Energy Industries, Inc.’s assets) without Executive’s prior approval.
     G. Authority. Executive and the undersigned representative of AEI both separately represent and warrant that they each, respectively, have the right and authority to execute this Agreement, and that they each, respectively, have not sold, assigned, transferred, conveyed, or otherwise disposed of any Claims or potential Claims relating to any matter covered by this Agreement.
     H. Binding Effect. This Agreement is binding upon the Parties, their heirs, representatives, executors, administrators, successors, and assigns.
     I. Drafting Of Agreement. The Parties each acknowledge that they each, respectively, have had the opportunity to retain counsel of their own choosing concerning the making and entering into this Agreement; that they have read and fully understand the terms of this Agreement and have had the opportunity to have it reviewed and approved by their counsel of choice, with adequate opportunity and time for such review; and that they are fully aware of its contents and of its legal effect. The parties further agree that this Agreement shall not be construed against any Party on the grounds that such Party drafted this Agreement. Instead, this Agreement shall be interpreted as though drafted equally by all of the Parties.

Advanced Energy Industries, Inc. and Executive

YOUR SIGNATURE BELOW ACKNOWLEDGES THAT YOU HAVE READ THIS AGREEMENT CAREFULLY IN ITS ENTIRETY THAT YOU KNOW AND UNDERSTAND ITS CONTENTS, AND THAT YOU ENTER INTO THIS AGREEMENT FREELY AND AS A VOLUNTARY ACT.

Executive	Advanced Energy Industries, Inc.

/s/ Lawrence D. Firestone Executive	/s/ Thomas McGimpsey Thomas McGimpsey
Vice President, General Counsel &
Corporate Secretary

Dated: August 11, 2010	Dated: August 11, 2010

ADDENDUM A TO SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS
BETWEEN ADVANCED ENERGY INDUSTRIES, INC. AND EXECUTIVE
     Advanced Energy Industries, Inc. shall provide the following consideration to Executive pursuant to Section III.A. of the Agreement.
     1. Salary Continuation. Advanced Energy Industries, Inc. will provide Executive with continuation of Executive’s base salary as set forth below. The salary continuation payments will be paid in accordance with AEI’s payroll practice and shall be subject to all normal withholdings.
          a. Following the termination of Executive’s employment with AEI, AEI will continue Executive’s base salary for each continuous month Executive remains unemployed for up to a maximum of six (6) months. Provided, however, that the payments described in this paragraph will be guaranteed for a minimum of three (3) months regardless of when Executive obtains new employment. The period of time described above will be known, for purposes of this Addendum, as the Salary Continuation Period.
          b. During the Salary Continuation Period, Executive will provide continued advisory services until the earlier of six (6) months or until Executive is employed on a full-time basis with another employer. To the extent permissible, the stock options and restricted stock units that Executive currently holds will continue to vest and be exercisable in accordance with their terms, so long as Executive provides such continued advisory services to Advanced Energy Industries, Inc. during the Salary Continuation Period. It is the express intent of AEI and Executive that such services rendered to AEI during the Salary Continuation Period shall not be interpreted as an interruption of service or termination of services under any applicable Advanced Energy Industries, Inc. equity plans (such continuation of vesting and continuous service is referred collectively herein as the “Equity Continuation”).
          c. As a condition to entitlement to any salary continuation payments during the last 3 months of the Salary Continuation Period, Executive agrees to complete the “Employment Status Report,” attached to this Addendum as Exhibit A, each such month. Employment Status Reports will be due on the 10th day of each calendar month starting with December 2010. Salary continuation payments during the last 3 months of the Salary Continuation Period will cease for the remainder of the Salary Continuation Period, and will not be due to Executive, in the event Executive does not timely submit any Employment Status Report that is due. Nothing in this Addendum relieves Executive of his obligations under the agreement referred to in Paragraph III.H. of the Agreement.
     2. Pro-Rata Bonus Payment For Fiscal Year 2010. The Parties agree to the following provisions regarding Executive’s eligibility for a pro-rata portion of the bonus for Advanced Energy Industries, Inc.’s 2010 Fiscal Year:

ADDENDUM A TO SEPARATION AGREEMENT, RELEASE AND WAIVER
Advanced Energy Industries, Inc. and Executive

          a. Executive will be eligible to receive a prorated bonus for Fiscal Year 2010 computed as follows. First, AEI will calculate the bonus that Executive would have received had he remained employed through the end of the year, based on the plan’s formula for computing the Individual Award Calculation. Next, AEI will prorate the result of the Individual Award Calculation through the end of the month of August 2010, 243 days, divided by 365.
          b. The bonus payment, if any, shall be paid to Executive on or before March 31, 2011.
          c. The Parties acknowledge and agree that Executive will be unable to meet all unique milestones required of him. Therefore, the Individual Award Calculation shall be calculated assuming an Individual Performance Modifier of 1.0 and applying the Corporate Modifier applied to executives who are employed by Advanced Energy Industries, Inc. at the time the bonus for 2010 is calculated. The phrases “Individual Award Calculation,” “Individual Performance Modifier,” and “Corporate Modifier” shall be given the same meaning they are given in the Leadership Corporate Incentive Plan Tiers 1 through 4, which is attached to this Addendum as Exhibit B. The parties further agree that, as correctly interpreted, the maximum Individual Award Calculation available under the terms of this Addendum and the Leadership Corporate Incentive Plan Tiers 1 through 4 is approximately One Hundred Seventy Six Thousand Seven Hundred Fifty Seven Dollars And No Cents ($176,757), subject to ordinary withholdings. The maximum Individual Award Calculation is computed as follows: One Hundred Fifty Percent (150%) times Executive’s target bonus of Sixty Percent (60%), times Executive’s base salary of Two Hundred Ninety Five Thousand Dollars And No Cents ($295,000.00). Therefore, Executive’s maximum prorated bonus under this Addendum is Two Hundred Sixty Five Thousand Five Hundred Dollars And No Cents ($265,500.00) times the number of days of the 2010 Fiscal Year through the end of August (243) divided by Three Hundred Sixty Five (365).
     3. Restrictive Covenant Payment. Advanced Energy Industries, Inc. shall pay Executive Seventy Five Thousand Dollars And No Cents ($75,000) as consideration for Executive’s execution of the Restrictive Covenant Agreement contemporaneously with his execution of the Agreement and this Addendum.
     4. COBRA Benefits. AEI will provide Executive a gross payment of approximately Thirty Four Thousand Seven Hundred Fifty Two Dollars ($34,752) in lieu of Twelve (12) months of reimbursement for benefits under the Consolidated Omnibus Budget Reconciliation Act.
     5. Placement Assistance. AEI will provide Executive with up to Twelve Thousand Dollars ($12,000) in placement assistance through Lee Hecht & Harrison during the Salary Continuation Period.

ADDENDUM A TO SEPARATION AGREEMENT, RELEASE AND WAIVER
Advanced Energy Industries, Inc. and Executive

     6. Other Benefits. This Addendum will supersede any other AEI severance policy as provided to employees generally under the current Corporate Policy Manual and will be in satisfaction and in lieu of any other severance (including but not limited to statutory or contractual severance), notice period, wrongful termination damages or other claims or rights Executive may have arising out of the termination of Executive’s employment.

I accept the terms and conditions of this Addendum:	Advanced Energy Industries, Inc.

/s/ Lawrence D. Firestone	By:	/s/ Thomas McGimpsey
Executive	Its: Vice President, General Counsel &
Corporate Secretary

Date: August 11, 2010	Date: August 11, 2010

RESTRICTIVE COVENANT AGREEMENT
     This Restrictive Covenant Agreement is entered into by and between Advanced Energy Industries, Inc. (“Company”) and Lawrence D. Firestone (“Executive”) :
1. Payment To Executive. Company shall pay to Executive Seventy Five Thousand Dollars and No Cents ($75,000.00) as consideration for entering into this Restrictive Covenant Agreement. Executive agrees that he would not be entitled to this payment if he did not enter into this Agreement. This amount is subject to ordinary withholdings.
2. Recognition of Company’s Rights; Nondisclosure. Executive agrees to hold in strictest confidence and not to disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below) at any time. By signing this Agreement, Executive knowingly and voluntarily assigns to the Company any rights Executive may have or acquire in Proprietary Information. Executive recognizes that all Proprietary Information is and shall be the sole property of the Company and its assigns.
3. Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, and includes any “trade secrets” as that term is defined in the Uniform Trade Secrets Act, C.R.S. §§ 7-74-101 et seq. By way of illustration but not limitation, “Proprietary Information” includes (a) information relating to products, processes, know-how, designs, drawings, clinical data, test data, formulas, methods, samples, media and/or cell lines, developmental or experimental work, improvements, discoveries, plans for research, new products, manufacturing, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company (collectively referred to as “Inventions”); (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding anything said above, it is understood that, at all times, Executive is free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and Executive’s own, skill, knowledge, know-how and experience, to whatever extent and in whichever way Executive wishes.
4. Covenants Not To Compete And Not to Solicit Certain Customers. Executive recognizes and agrees that, in Executive’s role as an employee of the Company, Executive was an “executive” and a “management personnel” and an “officer” of Company within the meaning of C.R.S. § 8-2-113(2)(d). Executive further recognizes and agrees that Executive learned “trade secrets” belonging to the Company, as that term is used in C.R.S. § 8-2-113(2)(b), during the course and scope of the performance of Executive’s duties for the Company. Executive agrees that, for a period of twelve (12) months following the conclusion of Executive’s employment, Executive will not, directly or indirectly, as an officer, director, employee, consultant, owner, shareholder, adviser, joint venture, agent, or otherwise:
     (1) Solicit any customer with whom Executive had contact in the two years prior to the termination of Executive’s employment, to purchase products or services that compete with any products or services Company sold or attempted to sell in the two years prior to the conclusion of Executive’s employment and/or consulting relationship; and
     (2) Perform any work for or provide consulting advice to a Listed Competitor of the Company. For purposes of this clause (2), Listed Competitor shall be limited to the companies known as the following: Satcon, SMA, MKS Instruments, Novellus, LAM Research, Comet, Solectria Renewable, PowerOne, Schneider/Xantrax, Huettinger, and Applied Materials, as well as their affiliates, successors, and assigns. With respect to Applied Materials, Executive may seek Company’s written consent to work in a non-competitive position, and such consent shall not be unreasonably withheld.
5. Non-Solicitation Of Employees. Executive agrees that, for a period of twelve (12) months following the conclusion of Executive’s employment and/or consulting relationship with Company, Executive will not form a business relationship with, offer to employ, or arrange employment of, anyone who is at that time employed by the Company , nor shall Executive induce any employee of the Company to leave the employ of the Company.
6. Return of Company Property. Executive agrees to deliver to the Company all property of Company that is in Executive’s possession, custody or control, together with all copies of such property, and any other material containing or disclosing any Company Inventions, or Proprietary Information of the Company.
7. Legal and Equitable Remedies. The Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

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8. Notices. Any notices required or permitted by this Agreement shall be given to the Company at the Company’s headquarters and to Employee at Employee’s last known address in the Company’s records, or at a different address specified in writing by the appropriate party. Notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, or through private post subject to tracking (such as UPS or Federal Express) three (3) days after the date of mailing.
9. Notification of New Employer. Executive consents to the notification of any new employer or other business affiliate of Executive’s rights and obligations under this Agreement.
10. General Provisions.
     10.1 Governing Law; Consent to Personal Jurisdiction, And Venue. This Agreement will be governed by and construed according to the laws of the State of Colorado, as such laws are applied to agreements entered into and to be performed entirely within Colorado between Colorado residents. Executive and Company each expressly consents to the personal jurisdiction of the state courts located in Colorado and the federal district court for the District of Colorado, for any dispute arising from or related to this Agreement. The state and federal courts of Colorado shall have exclusive jurisdiction and venue over any dispute between Executive and the Company arising out of or related to this Agreement. The Company and Employee each waive the right to assert any defense to venue in Colorado based on the inconvenience of the forum.
     10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained in this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it the minimum extent necessary so as to be enforceable to the extent compatible with the applicable law.
     10.3 Successors and Assigns. This Agreement will be binding upon Executive’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. Executive specifically consents, without the payment of further consideration, to the assignment of this Restrictive Covenant Agreement to any affiliate or successor of Company, including but not limited to a purchaser of the majority of Company’s assets.
     10.4 Survival. The provisions of this Agreement shall survive the termination of Executive’s employment and the assignment of this Agreement by the Company to any successor in interest or other assignee. However, Executive’s rights and obligations under this Agreement may not be assigned to anyone without the prior written consent of the Company.
     10.5 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
     10.6 Merger Clause. Except as described below, this Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us. However, this Restrictive Covenant Agreement supplements, but does not supersede, the Key Employee Agreement To Protect Confidential Information, Assign Inventions, And Prevent Unfair Competition And Unfair Solicitation signed by me on or about May 18, 2006. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
Executive’s Signature:

/s/ Lawrence D. Firestone
Signature

Lawrence D. Firestone
(Printed Name)
Dated: August 11, 2010
Advanced Energy Industries, Inc.

/s/ Thomas McGimpsey
Signature

Thomas McGimpsey
(Printed Name)
Title: Vice President
Dated: August 11, 2010
Firmwide:96793938.1 063821.1000

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